Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of March 1, 2011, is made by and between GLOBALRANGE CORPORATION, a Delaware corporation (“Buyer”), and ARI NETWORK SERVICES, INC., a Wisconsin corporation (“Seller”).

RECITALS:

WHEREAS, Buyer desires to acquire, and Seller desires to sell, certain rights and assets relating to Seller’s electronic data interchange (“EDI”) business for the agricultural chemicals industry (the “Subject Business”), but excluding all other assets, properties and rights of Seller, upon the terms and subject to the conditions set forth in this Agreement (the “Acquisition”);

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.

Purchase and Sale.

(a)

Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey and transfer to Buyer, and Buyer agrees to purchase, acquire and accept from Seller at the Closing (as defined in Section 3(a), below), the following assets of Seller, together with all right, title and interest related thereto (collectively, the “Subject Assets”):

(i)

the written contracts listed, and the oral contracts described, on Schedule 1(a)(i), attached hereto, other than those portions of Mixed Contracts (as defined in Section 2(g), below), which do not relate to the Subject Business, which portion shall be ratably allocated between the parties, for all purposes specifically including Collections (the “Assumed Contracts”);

(ii)

Seller’s customer list (including customer name, price, mailing list and all books and records associated therewith) related to the Subject Business;

(iii)

all accounts receivable of the Subject Business described on Schedule 1(a)(iii), attached hereto (the “Accounts Receivable”);

(iv)

the software described on Schedule 1(a)(iv) (collectively, the “Subject Software”), in each case, including any license, all object code, and, in the case of software developed by ARI (if any), all source code and documentation related thereto;

(v)

copies of any materials required for the grant of the license described in Section 16(b) below;

(vi)

the goodwill of the Subject Business; and

(vii)

the Intellectual Property (as defined in Section 14(g)) relating solely to the Subject Assets.

(b)

The conveyance of the Subject Assets to Buyer hereunder shall be free and clear of all claims, security interests, financing statements, restrictions, pledges, options, rights of first refusal, liens, deeds of trust, mortgages, charges, assessments, leases, and encumbrances (all such claims, security interests, pledges, options, rights of first refusal, liens, deeds of trust, mortgages, charges, assessments, leases and encumbrances being referred to individually as a “Lien,” and collectively as “Liens”), and Seller shall deliver to Buyer, at the Closing, good and marketable title to the Subject Assets, except for Permitted Liens (as defined in Section 12(k), below).

(c)

Nothing in this Agreement shall be construed as an attempt to agree to assign any contract, lease, certificate, license or other asset included within the Subject Assets which is in law or by agreement nonassignable without the consent of the other party or parties thereto, or of any Governmental Entity (as defined in Section 14(c), below), as the case may be, unless such consent shall be given on or prior to the Closing Date, or as agreed to by the parties.  Seller will use its best efforts to obtain all such necessary consents, except that in no event shall Seller be required to make any payment of money to Buyer or any third party in connection with such efforts.  In order, however, that the full value of every such contract, lease, certificate, license or other asset included within the Subject Assets and all claims and demands under such contracts and leases may be realized, Seller hereby covenants with Buyer that Seller, by itself or by its agents, will, at the request and under the direction of Buyer, take all such reasonable actions and do or cause to be done all such reasonable things as shall, in the reasonable opinion of Buyer, be necessary or proper that the rights and obligations of Seller under such contracts, leases, certificates, licenses and other assets included within the Subject Assets shall be preserved and transferred as applicable to the Buyer.

2.

Assets Excluded from Sale.  Buyer acknowledges and agrees that all assets, properties and rights of Seller, other than the Subject Assets (collectively, the “Excluded Assets”) shall be excluded from the Acquisition, and the Buyer shall not receive any ownership interest hereunder in the Excluded Assets.  Notwithstanding Section 1, above, the “Excluded Assets” shall include, without limitation:

(a)

all cash and cash equivalents (including all bank accounts) and marketable securities;

(b)

all intercompany receivables;

(c)

all corporate records (including minute books and stock ledgers), tax returns and financial records;

(d)

all insurance policies;

(e)

all servers and computer hardware related to the Subject Business;

(f)

all equipment and personal property owned by employees of the Subject Business;

(g)

all contracts of Seller and all rights and claims thereunder which are not Assumed Contracts and portions of the Assumed Contracts which have not been entered solely in connection with the Seller’s operation of the Subject Business but which also relate to the Seller’s operation of a business other than the Subject Business, which are those with Maine Potato Growers and Tennessee Farmers Co-op (the “Mixed Contracts”) together with the benefit of all restrictive covenants related thereto;

(h)

Seller’s rights under this Agreement or any other agreement other than the Assumed Contracts;

(i)

tax refunds currently due to Seller and that may become due in the future relating to the Subject Business; and

(j)

those assets set forth on Schedule 2(j), attached hereto.

3.

Closing; Consideration.

(a)

The closing of the purchase and sale contemplated hereunder (the “Closing”) shall occur as of the effective date of this Agreement and shall take place via Federal Express, facsimile, email, and telephone confirmation or at such other time and place or method as Buyer and Seller may agree (the “Closing Date”).

(b)

Subject to adjustment as described in Section 3(c), below, the consideration from Buyer to Seller for the Subject Assets (the “Consideration”) shall be an amount equal to the sum of:

(i)

the Assumed Liabilities (as defined in Section 13, below), plus

(ii)

Buyer’s provision of the Switching Services (as defined in Section 17, below) for the Services Period (as defined in Section 17, below), plus

(iii)

the Earn-Out Payments as described in and subject to the terms and conditions of Sections 4 through 9, below.

On the terms and subject to the conditions set forth in this Agreement, Buyer shall pay Seller $80,000 as an advance payment against projected Earn-Out Payments (as defined in Section 6, below) (the “Advance”) on the Closing Date, which Advance shall be paid by wire transfer of immediately available funds to the account designated by the Seller.  Buyer shall pay the Earn-Out Payments pursuant to and in accordance with Section 7 and Section 8, below.  Payment of the Earn-Out Payments and Buyer’s compliance with all of the assurances and covenants related thereto (as set forth in Sections 4 through 10, below), shall be secured by a guaranty of Globalrange Limited (the “Guarantor”) pursuant to a written guaranty (the “Guaranty”) in the form attached hereto as Exhibit 3(b).

(c)

Allocation of Value of Accounts Receivable.  The Buyer is purchasing all Accounts Receivable.  However, the parties wish to allocate the receipts from such Accounts Receivable (or portions of such Accounts Receivable) in the manner set forth in this subsection (c) and adjust the Consideration hereunder accordingly:

(i)

Accounts Receivable that relate solely to pre-Closing periods, for which all required services were provided during such pre-Closing periods, are credited to Seller at 100% and shall be paid by the Buyer to the Seller upon receipt (outside of the Earn-Out Payment mechanism), subject to the 90 day collection proviso described in subsection (iv) below;

(ii)

Accounts Receivable that relate solely to post-Closing periods, for which all required services are to be provided during such post-Closing periods, are credited to Buyer 100% as Collections and subject to the Earn-Out Payments described in Section 6 below;

(iii)

That portion of receipts already collected by Seller from the Subject Business prior to Closing that relate to services to be provided by the Subject Business post-Closing are set forth on Schedule 3(c)(iii) (the “Deferred Revenue”).  The Deferred Revenue shall be retained by Seller, but for purposes of computing the Earn-Out Payments described in Section 6, below, the Collections that otherwise would be applied toward the Earn-Out Payments shall be reduced by the amount of the Deferred Revenue; and

(iv)

Accounts Receivable that relate to pre-Closing periods that are not collected by Buyer using good faith in the ordinary course collection efforts in accordance with Section 19(g) below, within 90 days after Closing will be deemed bad debts, and will not be credited to Seller under subsection (c)(i) above.  Any pre-Closing Accounts Receivable that are not credited pursuant to the forgoing sentence and that are ultimately collected would be credited as Collections and subject to the Earn-Out Payments in Section 6.

4.

Advance Payment at Closing.

(a)

As described in Section 3(b), above, on the terms and subject to the conditions set forth in this Agreement, Buyer shall pay Seller the Advance payment against projected Earn-Out Payments.

(b)

For the purpose of this Agreement, and subject to the clarifications in this Section 4(b) and the assurances set forth in Section 8, below, “Collections” means the aggregate cash or cash equivalents actually collected and received by the Buyer as a result of the conduct of the Subject Business following the Closing in the ordinary course, consistent with historical practices and as may be expanded through Buyer’s commercially reasonable efforts as more fully described herein.  Collections are those monies collected from existing Meppel (as defined in subsection “(c)” hereinbelow) users for the services currently rendered, including specifically receipts for any new version of Meppel, whether identified as “Meppel” or otherwise, and either based on existing technology or new updated technology and those monies collected from users of any software in addition to or replacing Meppel for the same or similar function.  Collections further include transactions sent and received currently by Meppel users (and the manufacturers trading with them) as well as those based on additional transactions to the same set of users.  Collections further include former Meppel customers that Buyer is able to re-engage and new customers, either based on Meppel or based on new software in addition to or replacing Meppel for the same or similar function.  Collections further includes any new revenue collected due to the extension or reconfiguration of the Meppel system to support more document types.  Collections may also come from large manufacturers utilizing their own software to connect to the EDI message switching services to send and receive documents, most of which come from Meppel users.  For the avoidance of doubt, the term Collections shall also include all amounts that Buyer would otherwise invoice customers for the above-described products and services, but that Buyer did not invoice and collect due to or arising from:  (i) any offset by Buyer against a customer’s payment obligation owing to Buyer for amounts Buyer otherwise owes such customer (for example, due to a return or service credit), and (ii) the fair market value of any products and services Buyer requests or receives from a customer in lieu of a requirement that such customer pay Buyer for Buyer’s products and services otherwise covered by the term Collections. Except as otherwise set forth in this subsection (b) Collections shall not include revenue to Buyer for selling Buyer’s (or those of any company controlled by Buyer, controlling Buyer or under common control with Buyer) existing products to customers who are parties to the Assumed Contracts, Adaptris adapters, new applications Buyer builds and mobile applications (except with respect to such products, Adaptris adapters, new applications or mobile applications which are Meppel or replacements of the functionality of Meppel).

(c)

For the purpose of this Agreement, “Meppel” means the Windows-based software application created by Seller and used by retailers and distributers in the agriculture industry to import inventory and projection information for mapping and sending to the Seller’s network for eventual retrieval by large manufacturers of agricultural products, such as Dow, Dupont, Bayer and Syngenta.  Meppel formats the information imported by the distributer into EDI per the specifications of the manufacturer.  Currently, users of Meppel and the manufacturers who benefit from the information sent or received via Meppel all pay fees to the Seller to use the Seller's network and/or Meppel, as applicable.  Meppel users also pay fees to the Seller to support the Meppel software.  The term “Meppel” shall also include all modifications, upgrades, updates or enhancements made to the existing Meppel software and any substitute or replacement for the Meppel software, including all modifications, upgrades, updates or enhancements made to such substitute or replacement software.

5.

Floor and Cap

(a)

Buyer agrees to pay Seller a minimum amount (the “Floor”) during the term of this Agreement, equal to ten percent (10%) of the projected payments from Buyer to Seller over the four year period following the Closing Date, as evidenced in the following chart of anticipated Collections:

Earn-Out Period	Anticipated Collections $	Earn-Out Percentages Seller:Buyer	Projected Earn-Out Payments to Seller $
1	420,670.00	75:25	315,502.50
2	399,636.50	50:50	199,818.25
3	379,654.68	33.34:66.66	126,576.87
4	360,671.95	25:75	90,167.99
TOTAL			732,065.61

Therefore, Buyer shall pay Seller a payment at least equal to the Floor each quarter equal to one-fourth of 10% of the projected earn-out payments from Buyer to Seller for the applicable Earn-Out Period (as defined in Section 6, below), as further described in Section 7, below, and subject to the True-Up.  Floor payments are shown on the following chart:

Earn-Out Period	Projected Earn-Out Payments to Seller $	Floor Percentage	Floor Payment $	Per Quarter Floor Payment $
1	315,502.50	10	31,550.25	7,887.56
2	199,818.25	10	19,981.83	4,995.46
3	126,576.87	10	12,657.69	3,164.42
4	90,167.99	10	9,016.80	2,254.20
TOTAL			73,206.57

(b)

Notwithstanding anything contained in this Agreement to the contrary, the maximum amount of payment from Buyer to Seller hereunder shall be $850,000, which amount is inclusive of the Advance and all Earn-Out Payments.

6.

Earn-Out Period Payment Calculation.  Buyer will pay Seller payments (“Earn-Out Payments”) calculated as follows, subject to the applicable True-Up (defined in Section 8, below):

(a)

For the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (the “First Earn-Out Period”), an amount equal to 75% of Collections received by Buyer during the First Earn-Out Period;

(b)

For the period commencing on the day immediately following the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date (the “Second Earn-Out Period”), an amount equal to 50% of Collections received by Buyer during the Second Earn-Out Period;

(c)

For the period commencing on the day immediately following the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date

(the “Third Earn-Out Period”), an amount equal to 33.34% of Collections received by Buyer during the Third Earn-Out Period; and

(d)

For the period commencing on the day immediately following the third anniversary of the Closing Date and ending on the fourth anniversary of the Closing Date (the “Fourth Earn-Out Period”) (the First Earn-Out Period, the Second Earn-Out Period, the Third Earn-Out Period, and the Fourth Earn-Out Period are sometimes referred to individually as an “Earn-Out Period” and collectively as the “Earn-Out Periods”), an amount equal to 25% of Collections received by Buyer during the Fourth Earn-Out Period.

7.

Earn Out Payment Procedure. Subject to the applicable True-Up, Buyer shall pay Seller the Earn-Out Payments in the following manner:

(a)

Buyer shall make such Earn-Out Payments on a quarterly basis, with the first quarter ending on May 31, the second quarter ending on August 31, the third quarter ending on November 30, and the fourth quarter ending on February 28 (even during Leap-Year).  The required payments will be made within 30 days after the end of the applicable quarter.

(b)

Each such quarterly payment shall in no event be less than the per quarter Floor payment shown in the chart in Section 5, above, for the applicable Earn-Out Period.

(c)

Concurrent with each of the foregoing payments, Buyer will provide Seller a written statement setting forth Buyer’s good faith calculation of the Collections and Buyer’s calculation of the quarterly payment amount certified by an officer of Buyer (each, an “Earn-Out Statement”).

8.

True-Up.

(a)

The Parties acknowledge and agree that the Advance is an advance payment prepaid against the Earn-Out Payments.  The fourth quarterly payment otherwise payable each Earn-Out Period shall be compared to an amount equal to the True-Up (as defined in the following sentence) for the applicable Earn-Out Period, which shall serve to credit the Advance against the Earn-Out Payments over the Earn-Out Periods.  The “True-Up” means, and the Advance shall be allocated, as follows:  Forty Thousand Dollars ($40,000) for the First Earn-Out Period; Fifteen Thousand Dollars ($15,000) for the Second Earn-Out Period; Fifteen Thousand Dollars ($15,000) for the Third Earn-Out Period; and Ten Thousand Dollars ($10,000) for the Fourth Earn-Out Period.

(b)

If the fourth quarterly payment otherwise payable for any Earn-Out Period is greater than the True-Up in such applicable period, Buyer shall pay to Seller an amount equal to the difference between such fourth quarterly payment and the True-Up in such applicable period.   Likewise, if such fourth quarterly payment otherwise payable for any Earn-Out Period is less than the True-Up in such applicable period, Seller shall pay to the Buyer an amount equal to the difference between the True-Up in such applicable period and such fourth quarterly payment.

(c)

By way of example, if during Earn-Out Period One, Buyer is able to realize all Collections identified in the chart in Section 5, above, evenly distributed during Earn-Out Period One, Buyer will pay Seller in each of the first 3 quarters of Earn-Out Period One an amount equal to $78,875.63 (calculated as $420,670 x .75 x .25). For the fourth quarter, since the fourth quarterly payment is greater than the True-Up in such applicable period, Buyer will pay Seller $78,875.63 minus the $40,000 True-Up, making a total payment for the fourth quarter of the First Earn-Out Period $38,875.63.

(d)

By way of a more complicated example:

(i)

If during the first quarter of Earn-Out Period Three, Buyer has Collections of $125,000, Buyer will pay Seller $41,675 for such first quarter ($125,000 x .3334).

(ii)

If during the second quarter of Earn-Out Period Three, Buyer has Collections of $10,000, Buyer will owe Seller $3,334 for such second quarter ($10,000 x .3334).  The Floor for this quarter is equal to $3,164.42 ($12,657.69 x .25).

(iii)

If during the third quarter of Earn-Out Period Three, Buyer again has Collections of only $10,000, Buyer will again pay Seller $3,334.

(iv)

Let’s imagine $50,000 in Collections in the fourth quarter of Earn-Out Period Three.  That results in a fourth quarter payment of $16,670 and payments for the year of $65,013.  There is also the $15,000 True-Up for Earn-Out Period Three.  This results in Buyer paying Seller $1,670 ($16,670 - $15,000) at the end of the fourth quarter.

(e)

By way of an extreme example, let’s imagine Buyer has $0 of Collections.  In the First Earn-Out Period, Buyer would have expected to pay $78,875.63 in projected revenues to Seller each quarter ($315,502.50 / 4).  However, in this case Buyer collected $0 and thus owes only the Floor.  So, Buyer would pay Seller a Floor payment for each of the four quarters in the amount of $7,887.56 each.  However, in the fourth quarter, Buyer would net the Floor payment ($7,887.56) against the True-Up amount ($40,000) resulting in a payment due back to Buyer of $32,112.44.  This is the worst case scenario.

9.

Assurances.

(a)

To induce Seller to enter into this Agreement, Buyer agrees not to materially change its accounting or collection practices with respect to the acquired customers and other accounts that make up Collections for the purpose of eliminating or reducing its payment obligations under this Agreement.  Examples of prohibited changed collection practices on the part of Buyer include, but are not limited to, altering payment terms or failure to properly bill and collect amounts due, causing lower realizations of or deferred Collections.

(b)

Buyer shall further be prohibited from consolidating services, customers, or products, or otherwise materially discounting prices under the Assumed Contracts for the purpose of eliminating or reducing its payment obligations under this Agreement.  Examples of prohibited consolidation or discounting practices on the part of Buyer include, but are not limited to, altering pricing, bundling Meppel with other products and allocating the amount attributable to Meppel at a lower amount than could have been otherwise realized, combining customers into configurations that deemphasize the need for Meppel, changing Meppel to a new product and pricing it differently causing lower collection realizations, changing Meppel to a new product with a new name and subsequently claiming that the new product is no longer subject to this Agreement.

(c)

Buyer shall further be prohibited from interfering, whether intentionally or through grossly negligent acts or omissions, with the reasonable realizable Collections hereunder for the purpose of eliminating or reducing its payment obligations under this Agreement.  Examples of prohibited interference on the part of Buyer include but are not limited to disparaging the Seller or the products or services which are the subject of this Agreement, terminating existing customer contracts and entering into new ones, renegotiating customer contracts, renegotiating Meppel contracts with manufacturers or dealers, providing no or substandard technical support, ignoring, neglecting, or otherwise not remedying any server outage or other material server problem.

(d)

Notwithstanding the provisions of Sections 9(a) through 9(c), Buyer shall not be prohibited from taking commercially reasonable actions that are in the interest of both Buyer and Seller.

10.

Dispute on Payments or Calculations.

(a)

Seller shall have the right to audit each Earn-Out Statement and the information used to compile each Earn-Out Statement, as well as Buyer’s credits, allocations, collections and remittances set forth in Section 3(c), upon reasonable prior written notice to Buyer; provided no such audit shall interfere with Buyer’s business operations.  Seller shall have sixty (60) days from its receipt of the fourth quarter Earn-Out Statement of each Earn-Out Period, to dispute any Earn-Out Statements, items comprising the Earn-Out Statements and Earn-Out Payments for all quarters making up the applicable Earn-Out Period, or any credits, allocations, collections or remittances required to have been made under Section 3(c) (a “Dispute Notice”).   In the event of a Dispute Notice, Seller and Buyer shall attempt to resolve the disputed items.  If Seller and Buyer are unable to resolve the disputed items within thirty (30) days after Buyer’s receipt of the Dispute Notice, the independent certified public accountants for the parties shall attempt to resolve the disputed items; provided, however, that the scope of such independent certified public accountants’ engagement shall be limited to the resolution of the disputed items described in the Earn-Out Dispute Notice, and the recalculation, if any, of the payments or calculations in light of such resolution.  Each party will be responsible for any expenses and fees incurred in engaging its own independent certified public accountants.

(b)

If the parties’ accounting firms are unable to resolve the disputed items within sixty (60) days of the Earn-Out Dispute Notice, such disputed items shall be referred to Grant Thornton, LLP (the “Resolving Accounting Firm”).  The determination of the Resolving Accounting Firm shall be made as promptly as possible and shall be conclusive and binding upon the parties for all purposes.  Seller and Buyer shall each be permitted to submit such data and information to the Resolving Accounting Firm as each deems appropriate, plus such data and information as requested by the Resolving Accounting Firm, with all submissions to the Resolving Accounting Firm being in writing and copied to the other party.  Seller and Buyer shall cooperate, and shall cause their respective agents and representatives to cooperate, in good faith with the Resolving Accounting Firm and its agents and representatives in connection with any engagement of the Resolving Accounting Firm hereunder, including, without limitation, by signing the engagement or retainer letter, if any, reasonably requested by the Resolving Accounting Firm.  The parties shall give, and shall cause their respective agents and representatives to give, the Resolving Accounting Firm and its agents and representatives such assistance and access to any applicable work papers, schedules and other documents of Seller or Buyer as the Resolving Accounting Firm may reasonably request from time to time during the period of its engagement.  All expenses and fees incurred by the Resolving Accounting Firm in discharging its duties hereunder shall be paid one-half (1/2) by Buyer and one-half by Seller.

(c)

If the parties, pursuant to Section 10(a), above, or the Resolving Accounting Firm, determine that any additional Earn-Out Payment is due Seller for any Earn-Out Period, or that Buyer has underpaid any credits, allocations, collections or remittances pursuant to Section 3(c), Buyer shall pay any such additional sum to Seller within five (5) days after the final determination of the parties or the Resolving Accounting Firm, as the case may be.  If any underpayment exceeds the greater of (i) ten percent (10%) or (ii) $2,500, then Buyer must reimburse Seller for all costs and expenses incurred in conducting its audit.

11.

Allocation.   Each party will file IRS Form 8594 on a timely basis as required under the Internal Revenue Code of 1986, as amended (the “Code”), which shall be completed in conformity with the allocation schedule attached hereto as Exhibit 11.  Buyer and Seller agree that they will not take, or cause to be taken, any action that would be inconsistent with such allocations.

12.

Closing Deliveries.  At the Closing, the following shall occur:

(a)

Buyer shall deliver to Seller the Advance by wire transfer to such bank account as designated by Seller prior to Closing;

(b)

Buyer shall deliver to Seller the Guaranty, duly executed by the Guarantor;

(c)

Buyer shall deliver to Seller, (i) a duly executed certificate from an officer of Buyer dated the Closing Date, in a form reasonably satisfactory to Seller, certifying that attached to such certificate are true, correct and complete copies of the organizational documents of Buyer, and the resolutions of the Board of Directors of Buyer authorizing the execution of this Agreement, all of the other documents and instruments executed by Buyer and delivered at the Closing and all other documents or instruments caused to be delivered by the Buyer at the Closing (collectively, the “Buyer Ancillary Documents”) and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein or therein; and (ii) a duly executed certificate from an officer of Guarantor dated the Closing Date, in a form reasonably satisfactory to Seller, certifying (A) that Buyer is a majority-owned subsidiary of Guarantor, (B) as to the solvency of Guarantor, and (C) that Board of Directors of Guarantor has authorized the execution of the Guaranty, and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated therein;

(d)

Buyer shall deliver to Seller, an assignment and assumption agreement, in the form attached hereto as Exhibit 12(d) (the “Assignment and Assumption Agreement”), duly executed by an authorized officer of Buyer;

(e)

Buyer shall deliver to Seller, the Certificate of Incorporation of Buyer, certified by the Secretary of the State of the State of Delaware no earlier than five (5) days prior to the Closing Date, and a certificate of good standing for Buyer, issued by the Secretary of the State of the State of Delaware no earlier than five (5) days prior to the Closing Date;

(f)

Seller shall deliver to Buyer, actual or constructive possession of the Subject Assets;

(g)

Seller shall deliver to Buyer, a duly executed certificate from an officer of Seller dated the Closing Date, in a form reasonably satisfactory to Buyer, certifying that attached to such certificate are true, correct and complete copies of the resolutions of the Board of Directors of Seller authorizing the execution of this Agreement and all of the other documents and instruments executed by Seller and delivered at the Closing (collectively, the “Seller Ancillary Documents”) and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein or therein;

(h)

Seller shall deliver to Buyer, the Assignment and Assumption Agreement, duly executed by an authorized officer of Seller;

(i)

Seller shall deliver to Buyer, the Certificate of Incorporation of Seller, certified by the Secretary of the State of the State of Wisconsin no earlier than five (5) days prior to the Closing Date, and a certificate of good standing for Seller, issued by the Secretary of the State of the State of Wisconsin no earlier than five (5) days prior to the Closing Date;

(j)

Seller shall deliver to Buyer a bill of sale, duly executed by an authorized officer of the Seller, conveying to the Buyer the Subject Assets, free and clear of all Liens, except for Permitted Liens;

(k)

Seller shall deliver to Buyer duly executed satisfactions, termination statements, UCC-3s, and/or other releases, reasonably satisfactory to the Buyer evidencing that all Liens shall have been released prior to or as of the Closing, except for Liens for taxes that are not yet delinquent or due and payable (and for which Seller has adequate reserves) and Liens that will be satisfied by Seller and released prior to or as of the Closing (“Permitted Liens”);

(l)

Seller shall deliver to Buyer all approvals from any Governmental Entity (if any) necessary for consummation of the transactions contemplated by this Agreement;

(m)

The Seller shall deliver to Buyer any third party consents required to consummate the transactions contemplated by this Agreement; and

(n)

Seller and Buyer shall execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement.

13.

Assumption of Liabilities and Obligations.

(a)

On the Closing Date, Buyer hereby assumes and agrees to pay, perform and discharge when due the following liabilities and obligations (collectively, the “Assumed Liabilities”), and no other liabilities and obligations:  (i) all continuing license, telephone support, and switching support liabilities and obligations relating to the Assumed Contracts, to the extent such obligations and liabilities (A) are not required to be performed on or prior to the Closing Date, and (B) do not arise in connection with a pre-Closing breach by Seller of such Assumed Contracts; and (ii) all liabilities and obligations arising from the conduct of the Subject Business following the Closing.

(b)

Notwithstanding anything to the contrary set forth herein, the Assumed Liabilities shall not include, and in no event shall Buyer assume, agree to pay, discharge or perform or incur any liability or obligation of Seller under this Agreement that is not expressly included as an Assumed Liability in accordance with Section 13(a) hereof (all obligations and liabilities of Seller, other than the Assumed Liabilities, are hereinafter referred to as the “Excluded Liabilities”), which Excluded Liabilities shall include, but not be limited to, the following:

(i)

any liability or obligation (including accounts payable) owed to any shareholder or other affiliate of the Seller;

(ii)

taxes of the Seller with respect to any period (whether complete or partial);

(iii)

any liability for any indebtedness with respect to borrowed money, including any interest or penalties accrued thereon;

(iv)

any liability relating to, resulting from, or arising out of, (A) claims made in pending or future suits, actions, investigations or other legal, governmental or administrative proceedings, or (B) claims based on violations of law, breach of contract, or environmental, health and safety matters or any other actual or alleged failure of Seller to perform any obligation, in each case directly arising from, (I) events that have occurred, (II) services performed, or (III) the operation of the Subject Business, prior to the Closing Date;

(v)

any obligation or liability relating to, resulting from, or arising out of, any Excluded Asset;

(vi)

any liability relating to, resulting from, or arising out of, any operation of the Seller not related to the Subject Business or any former operation of the Seller that has been discontinued or disposed of prior to the Closing Date;

(vii)

any liability of the Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement or the consummation of the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of the Seller; or

(viii)

all claims, actions, litigation and proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

14.

Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer as follows:

(a)

Organization and Qualification.  Seller has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority and all necessary governmental permits and licenses to own, lease and operate its properties and its assets and to carry on its business as such business is now being conducted. Seller is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders necessary to own, lease and operate the Subject Business and Subject Assets it purports to own, operate or lease and to carry on its business as it is now being conducted.

(b)

Corporate Authorization.  The execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Documents and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. No other proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement and the Seller Ancillary Documents have been duly executed and delivered by Seller and constitute valid and binding agreements of Seller, enforceable against Seller, in accordance with their terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar law affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)

Non-Contravention. The execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements do not and will not (i) contravene or conflict with the corporate organizational documents of Seller; (ii) contravene or conflict with or constitute a violation of any provision of any law or regulation, judgment, injunction, order or decree binding upon or applicable to Seller or the Subject Business; (iii) result in the creation or imposition of any Lien in respect of the Subject Assets; or (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Seller’s or Buyer’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the Subject Assets. The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (each, a “Governmental Entity”).

(d)

Title to the Subject Assets.  To the knowledge of Seller,

(i)

Subject to the limitations set forth in this Section 14(d)(i), Seller has good and marketable title to or, in the case of leased property, has a valid leasehold interest in, all of the Subject Assets, tangible and intangible, necessary to conduct the Subject Business as presently conducted, and the Subject Assets are free of all Liens, except for Permitted Liens.  This Section 14(d)(i) shall not apply to:  the Assumed Contracts with respect to the good and marketable title representation, while the free of all Liens representation shall continue to apply; and the Intellectual Property related to the Subject Assets, which representation is set forth in Section 14(g) below.

(ii)

Seller has, and will transfer to Buyer, good and marketable title to the Subject Assets and upon the Closing, Buyer will acquire good and marketable title to all of the Subject Assets, free and clear of any Liens, other than Permitted Liens.  No other Person has any interest in any of the Subject Assets, other than customers under the Assumed Contracts and the portions of the Mixed Contracts not relating to the Subject Business.

(iii)

Except for Seller’s employees, the Licensed Software, the Accessed Software, the Seller’s support agreement with Nick Willms, and other assets, services and support provided by Seller of a nature customarily provided by a corporate parent to an owned business division, and as otherwise described on Schedule 14(d)(iii), the Subject Assets constitute all of the properties, rights, interests, and other tangible and intangible assets necessary to enable Buyer to conduct the Subject Business in the manner in which the Subject Business has been conducted prior to the date hereof and is currently being conducted by Seller.  No present or former shareholder, director, officer or employee of Seller or any affiliate of Seller or Shareholder owns or has any proprietary, financial or other interest (direct or indirect) in any of the Subject Assets.

(e)

Accounts Receivable.  To the knowledge of Seller, Schedule 1(a)(iii) sets forth an itemization of the Accounts Receivable (including aging) as of February 25, 2011.  To the knowledge of Seller, such Accounts Receivable represent bona fide claims against debtors for sales, services performed or other charges arising on or before the respective dates of recording thereof.

(f)

Litigation and Claims.  To the knowledge of Seller, (i) there are no claims, actions, suits or proceedings pending or threatened against, relating to or affecting the Subject Business or the Subject Assets or seeking to delay, limit or enjoin the transaction contemplated by this Agreement, before any Governmental Entity, and (ii) none of Seller or any of the Subject Assets is subject to any outstanding injunction, order, decree, ruling or charge.

(g)

Intellectual Property.  To the knowledge of Seller:

(i)

Seller has all right, title and interest in and to, or sufficient license rights in and to: all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source code) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how, concepts and all pending applications for and registrations of patents, trademarks, service marks and copyrights (together, “Intellectual Property”) related solely to the Subject Assets without any conflict with or infringement upon the rights of others.  Other than a trademark registration right for “Meppel,” which has expired, Seller has not obtained or applied for registration of rights in Intellectual Property related solely to the Subject Assets with any Governmental Entity.  No other person (other than licensors of software that is generally commercially available, licensors of Intellectual Property under the agreements disclosed pursuant to Section 14(g)(iii), below and non-exclusive licensees of Seller’s Intellectual Property in the ordinary course of the Subject Business) has any rights to any of the Intellectual Property related solely to the Subject Assets and owned or used by the Seller, and, no other person is infringing upon, violating or misappropriating any of Seller’s Intellectual Property relating solely to the Subject Assets.

(ii)

Seller has received no communications alleging that it has violated or, by conducting the Subject Business would violate any of the Intellectual Property of any other person.  There are no instances where its employees, agents, advisors, consultants, independent contractors or representatives have transferred Intellectual Property relating solely to the Subject Assets without the Seller’s consent.

(iii)

Schedule 14(g)(iii) hereto sets forth each license or other agreements pursuant to which Seller has granted any rights to any third party solely with respect to the Subject Assets (other than non-exclusive licensees of Seller’s Intellectual Property in the ordinary course of the Subject Business).

(iv)

Schedule 14(g)(iv) hereto sets forth each agreement with a third party pursuant to which the Seller obtains rights to Intellectual Property material to the Subject Business (other than software that is generally commercially available) that is owned by a person other than Seller.  Except as set forth on Schedule 14(g)(iv), other than license fees for software that is generally commercially available, and only with respect to the Subject Business, Seller is not obligated to pay any royalties or other compensation to any third party in respect of its ownership, use or license of any of such third party’s Intellectual Property.

(v)

Seller has taken commercially reasonable precautions (A) to protect the Seller’s rights in its Intellectual Property relating solely to the Subject Assets and (B) to maintain the confidentiality of Seller’s trade secrets, know-how and other confidential Intellectual Property relating solely to the Subject Assets.

(vi)

The products, processes, proprietary technology and other proprietary know-how owned or used by Seller related solely to the Subject Assets were developed by the present or former employees or independent contractors or consultants of Seller.  The concepts, inventions and original works of authorship owned or used by Seller related solely to the Subject Assets were developed or conceived by employees, independent contractors or consultants of Seller within the scope of their employment or retention by Seller and are connected with the Subject Business’ underlying products, services, processes and proprietary technology.

(h)

Contracts.  Schedule 1.1(a)(i) accurately sets forth the parties (other than the Seller), and the manner in which the customer was billed over the past twelve (12) months, under the Assumed Contracts.  To Seller’s knowledge, Seller has provided Buyer with copies of all documents in its possession or control that relate to the Assumed Contracts.

Buyer acknowledges and agrees that, except as set forth in this Section 14, the Subject Assets are being conveyed “AS IS, WHERE IS”, and that except for the representations and warranties expressly set forth in this Section 14, Seller makes no express or implied representations or warranties of any kind whatsoever, including any representations or warranties as to the condition, merchantability, or fitness for a particular purpose of the Subject Assets or the income derived or potentially to be derived from the Subject Assets or the Subject Business.

For the purposes of this Agreement, the term “knowledge” as it relates to the Seller means the actual knowledge of Brian Dearing, Roy Olivier, and Darin Janecek, in the case of Mr. Dearing, after reasonable consultation with Richard Willms and George Schemel regarding the matters subject to “knowledge” in this Section 14.

15.

Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller as follows:

(a)

Organization and Qualification. Each of Buyer and the Guarantor has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental permits and licenses to own, lease and operate its properties and its assets and to carry on its business as such business is now being conducted.

(b)

Corporate Authorization. Each of Buyer and the Guarantor has full right, power and authority to enter into, deliver and perform this Agreement and the Buyer Ancillary Documents to which it is a party and to consummate the transactions contemplated herein and therein.  Each of Buyer and the Guarantor has duly and validly executed and delivered this Agreement and the Buyer Ancillary Documents to which it is a party and this Agreement and such Buyer Ancillary Documents are and shall constitute the legal, valid and binding agreements of each such party, enforceable against each such party in accordance with their terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar law affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)

Non-Contravention. None of the execution, delivery or performance of this Agreement or any of the Buyer Ancillary Documents by Buyer or the Guarantor, or the consummation or performance by any of such parties of any of the transactions contemplated hereunder or thereunder does or will: (i) contravene or conflict with the organizational documents or by-laws of such party, or (ii) contravene or conflict with or constitute a violation of any material provision of any law or regulation, judgment, injunction, order or decree binding upon or applicable to such party.

16.

Access to Products.

(a)

Definitions.  For purposes of this Agreement:

(i)

“Object Code” shall mean the executable machine readable computer programs necessary to operate the Licensed Software that are derived or compiled from Source Code and are capable of affecting or controlling the operation of a programmable device or system.

(ii)

“Licensed Software” shall mean the computer software owned by Seller set forth on Schedule 16(a)(ii), attached hereto, in the form and condition in which it exists as of the Closing Date, including Object Code and Source Code related thereto, software implementations of algorithms, models and methodologies, databases, compilations, data conversion scripts, documentation and tools.

(iii)

“Source Code” shall mean the human readable programming statements necessary to operate the Licensed Software that are compilable or interpretable into a machine readable program.

(iv)

“AgChem Accessed Software” shall mean the Biztalk and Nexus products currently licensed by the Seller from third parties for use solely in the Subject Business, including all existing material documentation in the possession of the Seller relating thereto.

(v)

“Shared Accessed Software” shall mean the CONNECT:  Enterprise, CICS, DB2, UNIX operating system and SUN operating system, IBM mainframe operating system, RS6000 operating system, and any operating system software that are currently licensed by Seller from third parties and used in part in the Subject Business (and in part by other businesses of the Seller), including all existing material documentation in the possession of the Seller relating thereto.

(b)

License Grant.  Seller hereby grants to Buyer the non-exclusive, fully-paid, royalty-free, non-sublicensable, worldwide license to use the Licensed Software solely for the operation of the Subject Business.  Buyer acknowledges that Seller will continue to use the Licensed Software in Seller’s business after the Closing.  This license grant shall entitle Buyer to any future modifications, upgrades, updates or enhancements made by Seller to the Licensed Software; provided, that, neither Seller nor any third party shall be under any obligation to modify, upgrade, update or enhance any of the Licensed Software.

(c)

License Term.  The license granted under Section 16(b) shall commence on the date hereof and shall continue thereafter, unless earlier terminated as provided in Section 16(f), below, until commencement of the Services Period (the “License Term”), provided that except for a termination under Section 16(f), the Buyer may elect to extend the License Term with respect to the Mailbox software after the commencement of the Services Period if Buyer pays any expenses of Seller to continue to license the Mailbox software to Buyer thereafter (including, but not limited to, hardware expenses and operating system expenses), in which case the License Term for the Mailbox software will be extended for the period of expense reimbursement paid for by Buyer.

(d)

Grant of Beneficial Use and Access.  Seller shall provide Buyer with the beneficial use of, and access to, the Shared Accessed Software and the AgChem Accessed Software (together, including system level access, the “Accessed Software”) in a manner that allows Buyer to use such products in a manner required to support the Subject Business in the manner such products supported the Subject Business in the ordinary course of business before the Closing.  This right of use and access shall entitle Buyer to use and access of (i) any future modifications, upgrades, updates or enhancements made by Seller or any third party to the Shared Accessed Software and the AgChem Accessed Software, provided that Seller shall have no obligation to perform such future modifications, upgrades, updates or enhancements, and (ii) any hardware used by Seller to host such software, which hardware shall remain sited at Seller and remain the property of Seller.  Buyer shall only use the rights granted in this subsection (d) in the Subject Business.

(e)

Access Term  The rights of use and access granted under subsection (d) shall commence on the date hereof and shall continue thereafter, unless earlier terminated as provided in Section 16(f), below, until (the “Access Term”):  (i) with respect to the AgChem Access Software, the end of the first anniversary of the Closing, unless Buyer elects to pay any fees and expenses owed to third parties to continue Buyer’s rights to the license and service contract after such anniversary, in which case the Access Term for the AgChem Access Software will be extended for the period of continuation paid for by Buyer, and (ii) with respect to the Shared Accessed Software, upon the commencement of the Buyer providing Switching Services to Seller, provided that if such commencement date is after the commencement of the Services Period, the Buyer shall pay all of the Seller’s costs of providing such Shared Accessed Software pursuant to Section 17(b) below, and provided, further that except for a termination under Section 16(f), the Buyer may elect to extend the Access Term with respect to the CONNECT:  Enterprise software after the commencement of the Switching Services if Buyer pays all of the Seller’s costs of providing such CONNECT:  Enterprise Software pursuant to Section 17(b) below, in which case the Access Term for the CONNECT:  Enterprise software will be extended for the period of expense reimbursement paid for by Buyer.

(f)

Termination  Notwithstanding the License Term or Access Term set forth above, the rights granted under this Section 16 may be terminated by Seller upon written notice to Buyer in the event (i) Buyer fails to make any Earn-Out Payment pursuant to this Agreement, other than those in good faith dispute, within five (5) days of its due date; (ii) Buyer breaches the permissible scope of the license granted in Section 16, and does not cure such default within thirty (30) days after receiving written notice of such default from Seller, or (iii) Seller no longer has the lawful right to own license and/or grant use or access to the Licensed Software or Accessed Software and is unable to modify the Licensed Software or Accessed Software or procure the right to continue to use the third party’s intellectual property rights in accordance with Section 16(k), after exhausting all commercially reasonable means reasonably available to Seller.

(g)

Effect of Termination.  Upon the termination, for whatever reason, of any right granted under this Section 16, (i) Buyer shall no longer have the right to use the applicable Licensed Software or Accessed Software, and (ii) Buyer shall immediately cease all use of the applicable Licensed Software or Accessed Software and shall immediately destroy any electronic and/or paper copies of any of the applicable Licensed Software and Accessed Software in Buyer’s possession.  Any such destruction shall be certified by Buyer in writing to Seller.

(h)

Responsibility for Agents.  Buyer shall be fully responsible for ensuring that its directors, officers, employees, representatives and agents comply with the terms and conditions of this Agreement applicable to Buyer as if such parties had executed this Agreement individually.

(i)

Injunctive Relief.  Buyer acknowledges that any impermissible use of the Licensed Software and Accessed Software in violation of the rights granted in this Section 16 or a breach of Section 16(g) and Section 16(h), above, will constitute immediate and irreparable damage to Seller, which cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance and other equitable relief.

(j)

Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer that, to Seller’s knowledge: (i) it has the right to grant to Buyer the license to the Licensed Software under Section 16(b) and the right to use and access the Accessed Software under Section 16(d), (ii) there are no current claims by third parties against Seller relating to the Licensed Software or Accessed Software, and Seller is not aware of any violations, infringements or misappropriations of any third party’s rights by licensing the Licensed Software to Buyer or providing rights of use and access to the Accessed Software to Buyer, and (iii) the grant of such license, use and access rights to Buyer shall not result in additional cost, fees or expenses to Buyer. Except as set forth in this Section 16(j), Seller makes no express or implied representations or warranties of any kind whatsoever, including any representations or warranties as to the condition, merchantability, or fitness for a particular purpose, concerning any of the Licensed Software or Accessed Software.

(k)

Indemnity.  If Buyer’s use of the Licensed Software and Accessed Software infringe, are subject to a claim of actual or alleged infringement or are held to infringe any third party’s intellectual property rights, Seller shall defend and hold harmless Buyer from all costs, losses, damages, liabilities, expenses (including without limitation reasonable attorneys’ fees), claims, fines, and penalties  incurred by Buyer with respect to such infringement.  Seller shall, without cost to Buyer, provide the engineering and technical services to modify the Licensed Software or Accessed Software to avoid and eliminate such infringement (cooperating with Buyer to enable such modifications to continue to be compatible with the Licensed Software or Accessed Software and the scope of license granted herein); provided, that, such services are commercially reasonable to Seller.  Alternately, Buyer may procure, at Seller’s expense but subject to Seller’s prior written approval, from the applicable third party(ies), the right to continue to use the third party’s intellectual property rights consistent with the rights granted hereunder.  Notwithstanding the foregoing, this Section 16(k) shall, in all respects, be subject to the limitations set forth in Section 21(d).

(l)

Ownership of Products; Use of Products by Seller.  The limited rights granted under Section 16 shall not in any way be deemed to effect the transfer to Buyer of any rights of ownership to any of the Licensed Software, Accessed Software or any such derivatives.  Buyer further acknowledges and agrees that during the License Term and Access Term and after the termination, for whatever reason, of the rights granted hereunder, Seller shall have the right (i) to use the Licensed Software and Accessed Software and any past and future derivatives thereof for Seller’s and its customers’ and clients’ respective business uses, except that, this Section 16(l)(i) shall not relieve Seller of its obligations set forth in Section 20, below, and (ii) to sell or otherwise transfer to a third party all or any of the Licensed Software and Accessed Software and any past and future derivatives thereof.

(m)

Payment by Seller of Nexus Support Fee.  Upon Seller’s payment of the annual Nexus support fee in the amount of $2,500 at or around the Closing Date and delivery to Buyer of reasonable evidence of such payment, Buyer shall promptly pay to Seller $2,083.33, which is the portion of the support fee paid by the Seller to Nexus which relates to the post-Closing period and will be included in the Accessed Software.

17.

Outsourced EDI Message Switching Services.  Buyer acknowledges that Seller will continue providing EDI services to Seller’s TradeRoute and TradeRoute RV customers (collectively, the “Seller Customers”), and Buyer agrees to assist Seller in connection therewith.

(a)

Switching Services.  Accordingly, for the period beginning on the date that is six (6) months following the Closing Date and ending four (4) years thereafter (the “Services Period”), Buyer shall provide outsourced EDI message switching services (the “Switching Services”) to the Seller Customers, on behalf of Seller.  Buyer acknowledges that the hardware accessible by Buyer under Section 16 is an integral part of the Switching Services to be provided by Buyer to the Seller Customers.  Buyer shall provide the Switching Services at a level and in a manner that is substantially similar in all material respects to the level and manner in which such services have been provided during the twelve (12) month period prior to the Closing Date, including, without limitation, using substantially the same priority, degree of care and diligence used to provide such services during such period and which, at a minimum, shall be the same priority, degree of care and diligence used to provide such services to Buyer’s own customers, as further described under the Service Level Agreement attached hereto as Schedule 17(a).  Buyer shall ensure that it has reasonable standard procedures in place designed to help prevent worms, time bombs or other similar disabling or harmful code

(“Viruses”) from being introduced into Buyer’s and Seller’s systems used to provide the Switching Services.  In the event a Virus is found to have been introduced into the systems used to provide the Switching Services, Buyer shall use commercially reasonable efforts, at its own expense, to remove the Virus from its portions of the systems or infrastructure affected by the Virus.  At all times during the Services Period, and any extension thereof, Buyer shall ensure the proper maintenance of all equipment and systems owned or utilized by Buyer to provide the Switching Services.

(b)

Failure to Provide Switching Services.  In the event that Buyer fails to provide the Switching Services at any time during the Services Period or fails to provide the Switching Services in the manner described in Section 17(a), above, Seller shall be entitled to provide or cause to be provided the Switching Services to the Seller Customers.  In such an event, Buyer shall be responsible for all of Seller’s commercially reasonable expenses related to the provision of such Switching Services (including, but not limited to, hardware expenses, license fees and operating system costs and expenses), and Buyer shall reimburse Seller for such commercially reasonable expenses within thirty (30) days of Seller’s delivery of written evidence thereof to Buyer.

(c)

Services Period.  Seller shall notify Buyer at least six (6) months prior to the expiration of the Services Period, if Seller determines it desires to continue and extend the Services Period to obtain Switching Services from Buyer.  In the event Seller so notifies Buyer, Seller and Buyer shall cooperate in good faith to establish a commercially reasonable monthly service cost for such Switching Services.  For purposes of clarification, Buyer shall not charge Seller any costs or fees in connection with transferring the Seller Customers since no transfer would be required.

18.

Seller Support.  Buyer and Buyer’s employees shall be responsible for migrating the Subject Business and the Seller Customers to Buyer’s systems.  Notwithstanding the foregoing, for the six (6) month period following the Closing Date and during the Services Period, in the event Buyer requires minimal transition assistance as described on Schedule 18, attached hereto (the “Transition Services”), from Seller, Seller agrees to provide or cause to be provided such Transition Services to Buyer, at no cost to Buyer; provided, however, that (a) Buyer and Seller shall mutually agree on the scope and time schedule for such Transition Services, (b) Seller shall make its employees available to Buyer on an “as-available” basis such that Seller may prioritize Seller projects or any other projects above the Transition Services to be provided to Buyer; (c) such Transition Services shall be provided on an “as is-where is” basis such that Seller makes no express or implied representations or warranties of any kind whatsoever, including any representations or warranties as to the condition, merchantability, or fitness for a particular purpose, concerning any of the Transition Services; (d) Buyer shall provide any and all equipment, hardware and internet connectivity requirements it may need in connection with the receipt of Transition Services; and (e) Seller reserves the right to stop or suspend the provision of Transition Services in the event Buyer fails to provide the Switching Services.

19.

Covenants of the Parties.

(a)

Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement and except as otherwise set forth in this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

(b)

Certain Filings.  Seller and Buyer shall cooperate with one another and shall use all reasonable efforts and take all reasonable steps to obtain any consents, approvals, waivers or other documents from any third parties, including any governmental authorities, and make all filings, registrations and other notifications, as may be required to consummate the transactions contemplated by this Agreement and, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.  Without limitation to the foregoing, upon the request of Seller, Buyer shall deliver to Buyer a resale certificate for the software included in the Subject Assets in form acceptable to Seller in its sole discretion; provided, that Buyer shall not be required to make any certification that is untrue or otherwise not in accordance with applicable law.

(c)

Mail and Communications.  Seller will promptly remit to Buyer any mail or other communications received by Seller relating to the Subject Assets and any invoices received by Seller relating to the Assumed Liabilities which are received by Seller from and after the Closing Date.  Buyer will promptly remit to Seller any mail or other communications, including, without limitation, any written inquiries and payments received by Buyer relating to the Excluded Assets or to any business or activity of Seller other than related to the Subject Assets, and any invoices received by Buyer relating to liabilities of Seller other than the Assumed Liabilities which are received by Buyer from and after the Closing Date.

(d)

Public Announcements. Buyer or Seller may make public statements with respect to this Agreement or the transactions contemplated hereby, and may issue a press release or make a public statement, provided however, that the issuing party shall use all reasonable efforts to consult with the other party and consider such party’s comments, if any, in good faith before issuing any such release or making any such public statement.  This Section 19(d) shall not limit the parties’ ability to make any filings or announcements required under applicable law.

(e)

Further Assurances.  The parties acknowledge and agree that, despite their collective best efforts prior to Closing, the customers set forth on Schedule 1(a)(i) may not include all customers which constitute Assumed Contracts or may include customers that do not relate to the Subject Business.  Accordingly, the parties agree to use good faith efforts to amend Schedule 1(a)(i) if and to the extent necessary to reflect their intention to convey all customers related to the Subject Business and only such customers.  Any such amendment shall be evidenced by a written amendment mutually agreeable to the parties.  Each of the parties hereto agrees after the Closing Date to: (i)

furnish any additional information, (ii) execute and deliver any additional documents, agreements and instruments including, without limitation, contract assignments and consents, and (iii) do any and all other things, to the extent that any of the above may be reasonably required to consummate or otherwise implement the transactions contemplated by this Agreement.  For purposes of clarification, Buyer shall only assume the following liabilities hereunder with respect to those additional customers and only to the extent they arise after the applicable date of amendment of Schedule 1.1(a)(i):  Continuing license, telephone support and switching services liabilities and obligations to the extent such liabilities and obligations (A) are not required to be performed on or prior to the date of amendment, and (B) do not arise in connection with a pre-amendment breach by Seller of any contracts with such customers.

(f)

Transfer Taxes and Similar Charges.  All transfer, documentary, sales, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes, fees and charges, and, if required by applicable law, Buyer will join in the execution of any such tax returns or other documentation.

(g)

Accounts Receivable.  During the ninety (90) day period following the Closing Date, the Buyer shall use commercially reasonable efforts to collect the Accounts Receivable.  Payments received by Buyer shall be deemed to apply to outstanding invoices in order of date, (i.e., oldest invoices shall be deemed to be paid first).  Any amounts received by Seller to the extent related to Accounts Receivable associated with post-Closing service periods, for which all required services are to be provided during such post-Closing periods, shall be promptly remitted to Buyer, with a proper accounting therefor.

20.

Covenant Not to Compete.  Except as set forth in this Section 20, for a period of four (4) years from the Closing Date, Seller will not directly or indirectly sell to the agricultural chemicals business the types of EDI products and services sold by the Subject Business within the one (1) year period prior to the Closing Date.  The geographic scope of the covenant not to compete set forth in this Section 20 shall be limited to the United States.  For the avoidance of doubt, the foregoing covenant not to compete shall in no way (a) limit Seller from engaging in any other business or contacting suppliers, customers or prospective customers of Buyer or the Subject Business for other business purposes not related to the Subject Business, (b) limit Seller’s current businesses in the areas of electronic parts catalogs, websites, electronic lead generation and management and search engine marketing or (c) limit Seller’s ability to acquire any other business or division from a third party; provided, that, if such business or division includes a business competitive with the Subject Business, Seller shall use commercially reasonable efforts to divest itself of such competitive business within one-year following the closing of any such acquisition; provided however, in the event Seller acquires such competing business as part of a larger acquisition, Seller shall promptly meet and negotiate with Buyer in good faith to discuss Buyer’s right to purchase such competing business based upon the principles of this Agreement.  Additionally Seller agrees that it will not, during the six month period following the Closing Date, directly or by assisting others (i) solicit or attempt to solicit, any business from any of the customers of the Subject Business existing as the Closing Date or during the one-year period prior to the Closing Date, including actively seeking prospective customers, for the purposes of providing products or services that are competitive with those provided by the Subject Business; or (ii) hire, recruit, or solicit or attempt to hire, recruit, or solicit any employee of Buyer; provided, however, that Seller may engage in general solicitations (e.g., newspaper, online job postings, etc.) for employees in the ordinary course of business not specifically directed or targeted at Buyer employees.  Nothing herein will prevent Seller or any of its affiliates from (a) soliciting or hiring an employee with whom Seller has discussed potential employment within the one (1) year period prior to the date of this Agreement, or (b) soliciting or hiring any person referred to Seller by a recruiter or other third party who is not directed by Seller to solicit the Buyer’s employees.  In the event Buyer breaches any material terms of this Agreement or any Buyer Ancillary Document, the covenant not to compete set forth in this Section 20 shall become void and of no further force or effect immediately upon the occurrence of such breach, provided however that late payments shall not be deemed to be a breach for the purposes of this sentence unless and until such payments are more than five (5) days late.

21.

Indemnification.

(a)

Survival.  All of the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the end of the twelfth (12th) complete calendar month after the Closing Date, except that (i) all of the representations and warranties set forth in Section 14(a) (Organization and Qualification), Section 14(b) (Corporate Authorization), Section 14(d) (Title to the Subject Assets), Section 14(g) (Intellectual Property) and Section 16(h) (Licensed Products) shall survive until the end of the twenty-fourth (24th) complete calendar month after the Closing Date, (ii) all of the representations and warranties set forth in Section 15(a) (Organization and Qualification) and Section 15(b) (Corporate Authorization) shall survive until the end of the twenty-fourth (24th) complete calendar month after the Closing Date and (iii) any representation or warranty the making of which involves fraud shall survive indefinitely.

(b)

Indemnification of Buyer.  Subject to the limitations set forth in this Section 21, Seller agrees to indemnify Buyer and hold Buyer harmless from and against any and all damages, losses, deficiencies, actions, demands, judgments, costs and expenses (including reasonable attorneys’ and accountants’ fees) (collectively, “Damages”) of or against Buyer incurred by Buyer that arise out of or relate to: (i) any misrepresentation, inaccuracy or breach of warranty hereunder on the part of Seller; (ii) any breach or nonfulfillment by Seller of any agreement or covenant contained herein or in any Seller Ancillary Document; (iii) any liability related to the Excluded Assets; (iv) any liability to the extent arising out of the Seller’s ownership or operation of the Subject Business or the Subject Assets prior to the Closing Date other than the Assumed Liabilities; (v) any product or component thereof manufactured or shipped by, or any services provided by Seller or its affiliates, in whole or in part, prior to the Closing Date; (vi) the failure of Seller to comply with the provisions of any bulk sale, bulk transfer or any similar law in connection with the transactions contemplated by this Agreement; and (vii) any obligation of Seller with respect to compensation, benefits, terms of employment or compensation upon termination, any benefit plans or Seller employer liabilities.  The indemnification provided in this Section 21 (as limited by Section 21(d)) shall be the sole remedy of Buyer against Seller for any of the matters listed in this Section 21(b).

(c)

Indemnification of Seller.  Buyer agrees to indemnify Seller and to hold Seller harmless from and against any and all Damages of or against Seller that arise out of or relate to:  (i) any misrepresentation, inaccuracy or breach of warranty hereunder on the part of Buyer; (ii) any breach or nonfulfillment by Buyer of any agreement or covenant contained herein or in any Buyer Ancillary Document; (iii) any Assumed Liabilities; and (iv) any liability to the extent resulting from the operation of the Subject Assets by the Buyer after the Closing.

(d)

Limitation on Obligations of Seller.  Notwithstanding anything to the contrary in this Section 21(d), and subject to the exceptions below, Seller shall have no liability or obligation to indemnify Buyer for Damages under Section 21(b)(i), above, unless and until the aggregate amount of such Damages exceeds $10,000 (the “Basket”), except that the Basket shall not apply to any misrepresentation or breach of warranty hereunder on the part of Seller of Sections 14(a), 14(b), 14(d), and 14(g).  The aggregate amount of all Damages paid by Seller to Buyer under Section 16(i) and Section 21(b) shall not exceed the aggregate value of the Consideration received by Seller pursuant to Section 3(b)(ii)–(iv), hereunder, taking into account any True-Ups. Notwithstanding the foregoing, all Damages arising from any fraud shall be subject to no limitation.  “Damages” hereunder shall be computed hereunder in light of the fact that the Buyer may receive compensation for certain damages, losses and expenses by virtue of the fact that such damages, losses and expenses would reduce Earn-Out Payments hereunder.

22.

Sale of all or Substantially all of the Assets of Buyer.  If, following the Closing, Buyer sells, transfers or otherwise disposes of all or substantially all of its assets, or all of or substantially all of the assets of the Subject Business are sold, transferred or otherwise disposed of, to any person or entity (each, a “Sale”), Buyer shall, as a condition to the closing of any such Sale require that the person or entity purchasing all or substantially all of Buyer’s or the Subject Business’ assets, as the case may be, expressly assume all of the obligations of Buyer under this Agreement.

23.

Confidentiality.

(a)

Each party acknowledges that it (the “Receiving Party”) may receive or be exposed to information that the other party or its affiliates (collectively, the “Disclosing Party”) considers to be confidential or proprietary in nature (“Confidential Information”).  Confidential Information shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by the Receiving Party and the Receiving Party’s representatives that contain, reflect or are based upon, in whole or in part, the information furnished to the Receiving Party or the Receiving Party’s representatives pursuant hereto (“Receiving Party Work Product”).  Each Receiving Party agrees that, except as contemplated in fulfilling its obligations or exercising its rights hereunder, without the prior written consent of the other party, it will not, for the period beginning on the Closing Date and ending on the second anniversary of the later of (i) the date that Seller is no longer providing any Transition Services (if any), and (ii) the earliest date on which Buyer has not provided Switching Services to Seller for a consecutive period of six (6) months (the “Confidentiality Period”), use directly or indirectly, for its own account or for the account of any other Person, or disclose to any other Person any Confidential Information of the Disclosing Party, including, but not limited to, supplier and customer lists, dealer and manufacturer representatives lists and other information related to the Disclosing Party’s distribution methods and organization, service providers and other information related to the Disclosing Party’s service network and organization, pricing and cost information, business plans and objectives, purchasing and marketing know-how, methods and techniques, and computer technology (including, without limitation, object code, software and source code), in any form whatsoever.  Each Receiving Party shall take such precautions with respect to the Confidential Information of the Disclosing Party as it normally takes with respect to its own Confidential Information, but in no event will it exercise less than ordinary care with respect to such Confidential Information. For the avoidance of doubt, all Confidential Information acquired in connection with the Subject Assets will be deemed to be Buyer’s Confidential Information, and all Confidential Information disclosed to Buyer in connection with the Licensed Software and Accessed Software shall be deemed to be Seller’s Confidential Information.

(b)

Notwithstanding the foregoing, Confidential Information shall not include, and the obligations of the Receiving Party above shall not apply to, information that (i) is or becomes generally known to the public or the trade without violation of this Agreement, (ii) is already known to the Receiving Party at the time it receives such information from the Disclosing Party, (iii) the Receiving Party learns from a third party which is not obligated to protect such information, or (iv) is independently developed by the Receiving Party without reference to or use of the Confidential Information of the Disclosing Party.

(c)

Notwithstanding anything to the contrary contained in this Section 23, in the event the Receiving Party is required to disclose any Confidential Information of the Disclosing Party pursuant to a court order or decree or in compliance with the rules and regulations of a governmental authority or in compliance with any law, the Receiving Party shall provide the Disclosing Party with prompt notice of such required disclosure, if permissible under the terms of the court order or decree or applicable law, as the case may be, so that the Disclosing Party may seek an appropriate protective order in connection with the Receiving Party’s intended disclosure, which disclosure in any event shall not violate this Agreement.

(d)

Upon the written request of the Disclosing Party, the Receiving Party shall, as directed by the Disclosing Party, promptly deliver, at the Receiving Party’s expense, to the Disclosing Party all Confidential Information (and any copies thereof) other than the Receiving Party’s Work Product, or destroy all Confidential Information furnished to the Receiving Party or the Receiving Party’s representatives (other than a copy retained by the Receiving Party for archival purposes only), and, upon the Disclosing Party’s request, the Receiving Party shall provide the Disclosing Party with prompt written certification of the Receiving Party’s compliance with this Section 23(d).  Notwithstanding the return or destruction of the Confidential Information, the Receiving Party and its representatives shall continue to be bound by the Receiving Party’s obligations of confidentiality and other obligations and agreements hereunder.  Notwithstanding the foregoing, the Receiving Party and the Receiving Party’s representatives may retain copies of the Confidential Information (including Confidential Information stored on electronic, magnetic or similar media) in accordance with policies and procedures (such as internal record retention policies) implemented strictly in order to comply with legal, regulatory or corporate governance requirements, provided that any such retained materials are retained subject to the confidentiality obligations of this Section 23 for so long as such materials are retained.  Furthermore, notwithstanding the foregoing, the Receiving Party and the Receiving Party’s representatives may retain Confidential Information to the extent it is “backed-up” on their electronic information management and communications systems or servers and is not available to an end user.

(e)

The Receiving Party recognizes that the Disclosing Party’s Confidential Information has special and unique value that may not be readily quantifiable.  As such, the Receiving Party acknowledges that money damages may not be a sufficient remedy for any breach or threatened breach of this Agreement by the Receiving Party and that, in addition to any other remedies available under the law, the Disclosing Party shall be entitled to pursue specific performance and injunctive or other equitable relief for any such breach or threatened breach.

(f)

Nothing herein shall limit the protection afforded to each party’s trade secrets under applicable law.

24.

Miscellaneous.

(a)

Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (i) on the date established by the sender as having been delivered personally, (ii) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (iii) on the date sent by facsimile or e-mail, with confirmation of transmission by the sender’s systems, if sent during normal business hours of the recipient, if not, then on the next business day, or (iv) on the fifth (5th) business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows, or to such other address as shall be designated by like notice duly given:

If to Buyer, to:

Globalrange Corporation

12600 Deerfield Parkway

Suite 100

Alpharetta, GA 30004

Attn:  Steve Youngblood

With a required copy (which shall not constitute notice) to:

Morris, Manning and Martin, LLP

1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, Georgia 30326

Attn:  John Yates

Facsimile: (404) 365-9532

If to Seller, to:

ARI Network Services, Inc.

10850 W. Park Place Ste 1200

Milwaukee, Wisconsin 53224-3635

Attn:  Chief Financial Officer

Facsimile:  (414) 973-4620

With a required copy (which shall not constitute notice) to:

Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin  53202
Attn:  Krisstina L. Ebner
Facsimile:  (414) 273-5198

(b)

Amendments; No Waivers.  No amendment, waiver or modification to or under this Agreement will be valid unless in writing and signed by an authorized signatory of each party.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c)

Expenses; Taxes.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(d)

Successors and Assigns.  No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed) and any such attempted assignment without such prior written consent shall be void and of no force and effect, except that Seller may assign its rights and obligations under Section 16, above, without obtaining the prior written consent of Buyer, in connection with a transfer of the Licensed Products, to an assignee agreeing to the applicable obligations under this Agreement.  The provisions of this Agreement shall be binding upon the parties hereto and inure to the benefit of their respective successors and permitted assigns.

(e)

Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of Wisconsin, without regard to the conflicts of law rules of such state.  The parties agree to the exclusive venue and jurisdiction of the state and federal courts located in Milwaukee County, Wisconsin, for the resolution of all disputes related to this Agreement, the Buyer Ancillary Documents and the Seller Ancillary Documents.

(f)

Bulk Sales Laws.  Buyer hereby waives compliance by Seller with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any state.  Seller agrees to indemnify Buyer for and hold harmless Buyer from and against any Damages of Buyer resulting from Seller’s non-compliance with any applicable bulk sales or bulk transfer laws.

(g)

Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  The parties agree that the delivery of this Agreement, the Buyer Ancillary Documents, and the Seller Ancillary Documents may be effected by means of an exchange of facsimile or portable document format (.pdf) signatures.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

(h)

Entire Agreement.  This Agreement, the Buyer Ancillary Documents and the Seller Ancillary Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

(i)

Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(j)

Incorporation of Schedules.  The Schedules referred to in this Agreement are incorporated herein and made a part hereof.

(k)

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER:

GLOBALRANGE CORPORATION

By: Franklyn S. Youngblood, Jr.
Name: Franklyn Stephenson Youngblood, Jr.
Its: President

SELLER:

ARI NETWORK SERVICES, INC.

By: Brian Dearing
Name: Brian Dearing
Its: Chairman and Chief Corporate Development
and Strategy Officer

[Signature page to Asset Purchase Agreement.]

 INDEX

Exhibits:
Guaranty	3(b)
Purchase Price Allocation	11
Assignment and Assumption	12(d)

Schedules:
Assumed Contracts	1(a)(i)
Accounts Receivable	1(a)(iii)
Subject Software	1(a)(iv)
Other Excluded Assets	2(j)
Deferred Revenue	3(c)(iii)
Other Contracts	14(d)(iii)
Out-Licenses (from Seller)	14(g)(iii)
In-Licenses (to Seller)	14(g)(iv)
Licensed Software	16(a)(ii)
Service Level Agreement	17(a)
Transition Services	18

[Note:  The schedules listed above have been omitted from this document as filed with the Securities and Exchange Commission in accordance with Item 601(b)(2) of Regulation S-K.  ARI Network Services, Inc. agrees to furnish supplementally a copy of the omitted schedules to the Commission upon request.]

EXHIBIT 3(b)

GUARANTY

GLOBALRANGE LIMITED, a _____________ _____________ (“Guarantor”), does hereby unconditionally and irrevocably guarantee, as primary obligor and not merely as a surety, to ARI NETWORK SERVICES, INC., a Wisconsin corporation (“Seller”), the full and prompt payment when due of each and every obligation of Globalrange Corporation, a Delaware corporation (“Buyer”) to make payments of the Earn-Out Payments and to guaranty Buyer’s compliance with all of the assurances and covenants related thereto (as set forth in Sections 4 through 10 of the Purchase Agreement (as defined below)) (together with the Earn-Out Payments, the “Obligations”), to Seller under that certain Asset Purchase Agreement dated as of the date hereof between Seller and Buyer (the “Purchase Agreement”).  All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Purchase Agreement.

This Guaranty shall be a continuing, absolute and unconditional guarantee of payment as aforesaid and not of collection and shall remain in full force and effect until each and all of the obligations of Buyer guaranteed hereunder shall have been fully and satisfactorily discharged in accordance with the terms and provisions of the Purchase Agreement, and Guarantor shall have fully and satisfactorily discharged all of its obligations under this Guaranty.

This Guaranty and the liability of Guarantor hereunder shall remain in full force and effect irrespective of:

(i)

any lack of validity or enforceability of or defect or deficiency in the Purchase Agreement or any other agreement or instrument executed in connection therewith or herewith;

(ii)

any change in the time, manner, terms or place of payment of, or in any other term of, all or any of the indebtedness represented by the Purchase Agreement, or any other amendment or waiver of or any consent to departure from the Purchase Agreement or any other agreement or instrument executed in connection therewith or herewith;

(iii)

any failure to present any indebtedness represented by the Purchase Agreement for payment or to demand payment thereof, or to give Guarantor notice of dishonor for nonpayment thereof when and as the same may become due and payable, or notice of any failure on the part of Buyer to do any act or thing or to perform or keep any covenant or agreement to be done, kept or performed under the terms of the Purchase Agreement;

(iv)

the acceptance of any security or other guarantee; or

(v)

any other occurrence or circumstance whatsoever, whether similar or dissimilar to the foregoing and any other circumstance that might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against Guarantor.

The obligation and liability of Guarantor hereunder shall not be impaired, diminished, abated or otherwise affected by the commencement by or against Buyer or Guarantor or any other person or entity of any proceedings under any bankruptcy or insolvency law or laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, arrangements, compositions or extension or other similar laws.

It is the intent and purpose hereof that Guarantor shall not be entitled to and Guarantor does hereby waive, to the fullest extent permitted by applicable law, any and all defenses available to guarantors, sureties and other secondary parties at law or in equity.  Without limiting the generality of the foregoing, Guarantor hereby waives notice of acceptance of this Guaranty and of the nonperformance by Buyer, diligence, presentment, protest, dishonor, demand for payment from Seller or any other person or entity and notice of nonpayment on the part of Buyer and all other notices whatsoever.  The guarantee hereunder is a guarantee of payment and not of collectability.  In order to hold Guarantor liable hereunder, there shall be no obligation on the part of Seller at any time to demand or resort for payment to Buyer, to any other guarantor or to any other person or entity, its properties or assets or to any security, property or other rights or remedies whatsoever, nor shall there be any requirement that Buyer or any other person or entity be joined as parties to any proceeding for the enforcement of any provision of this Guaranty, and Seller shall have the right to enforce this Guaranty irrespective of whether or not legal proceedings or other enforcement efforts against Buyer are pending, seeking resort to or realization upon or from any of the foregoing.  Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, Buyer shall default under the terms of the Purchase Agreement, and that, notwithstanding recovery hereunder for or in respect of any such default, this Guaranty shall remain in force and effect and shall apply to each and every subsequent default. So long as Buyer shall not have fully paid, performed or discharged all of the Obligations, any claim which Guarantor shall have against Buyer or any other person or entity by reason of any payment to Seller pursuant to this Guaranty shall not be asserted or enforced or collected as against (or to the detriment of) Buyer (including without limitation, any liquidator, trustee in bankruptcy, assignee for the benefit of creditors or receiver of property or assets of Buyer), Seller, or such person or entity.

The guarantee hereunder shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Seller upon the insolvency, bankruptcy or reorganization of Buyer or Guarantor, or otherwise, all as though such payment had not been made.

Guarantor hereby acknowledges and agrees that any rights of Guarantor hereunder, whether by way of subrogation or otherwise, may not be enforced until all of the Obligations shall have been paid in full to Seller.  Guarantor agrees (i) not to take any action to hinder or delay the exercise of any right or remedy granted under the Purchase Agreement or any applicable law to Seller in respect of the guarantee hereunder or under the Purchase Agreement, and (ii) not to exercise or pursue any rights, remedies, powers, privileges or benefits of any kind

2

hereunder (whether available to such Guarantor hereunder or at law or in equity) until such time as all of the Obligations have been paid in full to the parties entitled thereto.

This Guaranty shall be construed in accordance with and governed by the law of the State of Wisconsin, without regard to the conflicts of law rules of such state.  Guarantor agrees to the exclusive venue and jurisdiction of the state and federal courts located in Milwaukee County, Wisconsin, for the resolution of all disputes related to this Guaranty.

This Guaranty may be executed in one or more counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.  A facsimile or portable document format (.pdf) copy of the signature of a party to this Guaranty on any such counterpart shall be fully effective as if an original signature.

3

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed in its name by its duly authorized representative, as of the day, month and year first-above written.

GUARANTOR:

GLOBALRANGE LIMITED

By:

Name:

Its:

Acknowledged and agreed to:

SELLER:

ARI NETWORK SERVICES, INC.

By:

Name:

Its:

[Signature page to Guaranty.]

4

EXHIBIT 11

PURCHASE PRICE ALLOCATION

Cash	$0.00
Tangible assets	$0.00
Inventory	$0.00
Accounts receivable	$77,723.00
Software	$140,00.00
Goodwill	Remainder

EXHIBIT 12(d)

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into this 1st day of March, 2011, by and between ARI NETWORK SERVICES, INC., a Wisconsin corporation (the “Seller”), and GLOBALRANGE CORPORATION, a Delaware corporation (the “Buyer”).  Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Purchase Agreement (as defined below).

RECITALS:

WHEREAS, the Seller and the Buyer are parties to that certain Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Seller has agreed to sell and transfer to the Buyer, and the Buyer has agreed to purchase and receive from the Seller, the Subject Business and the Subject Assets, including, without limitation, the Seller’s right, title and interest in and to the Assumed Contracts;

WHEREAS, as partial consideration for the Seller’s sale and transfer of the Subject Assets, the Buyer has agreed to assume and perform all of the Assumed Liabilities (as more particularly described in the Purchase Agreement); and

WHEREAS, it is a condition precedent to the consummation of the transactions contemplated by the Purchase Agreement that the Seller and the Buyer execute and deliver this Agreement to each other, and the Seller and the Buyer desire to so consummate such transactions.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

1.

The Seller hereby transfers and assigns to the Buyer all of the Seller’s right, title and interest in and to the Assumed Contracts.

2.

The Buyer hereby (a) accepts the assignment of the Assumed Contracts from the Seller, and (b) agrees to assume, pay, perform and discharge as the same shall become due, all of the Assumed Liabilities.

3.

This Agreement is subject, in all respects, to the terms and conditions of the Purchase Agreement and all of the representations, warranties, covenants and agreements contained therein.  Nothing contained in this Agreement shall be deemed to supersede or change any of the provisions set forth in the Purchase Agreement.  In the event of any conflict between this Agreement and the terms and provisions of the Purchase Agreement, the terms and provisions of the Purchase Agreement shall control.

4.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

5.

This Agreement shall be construed in accordance with and governed by the law of the State of Wisconsin, without regard to the conflicts of law rules of such state.  The parties agree to the exclusive venue and jurisdiction of the state and federal courts located in Milwaukee County, Wisconsin, for the resolution of all disputes related to this Agreement.

6.

This Agreement may be executed in one or more counterparts and by facsimile or portable document format (pdf), all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

[Signature Page Follows.]

2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER:

GLOBALRANGE CORPORATION

By:
Name:
Its:

SELLER:

ARI NETWORK SERVICES, INC.

By:
Name:
Its:

[Signature page to Assignment and Assumption Agreement.]

3